FOR IMMEDIATE RELEASE

PLEXUS ANNOUNCES LEADERSHIP AND ORGANIZATIONAL CHANGES

Paul L. Ehlers named Executive Vice President and Chief Operating Officer

Michael T. Verstegen named Senior Vice President, Global Market Development

NEENAH, WI, November 27, 2006 – Plexus Corp. (NASDAQ: PLXS) announced two important leadership changes effective today:

•	Paul L. Ehlers is promoted to Executive Vice President and Chief Operating Officer. The COO position has been vacant since August, 2003. In this position Ehlers, 50, assumes responsibilities for Plexus Technology Group, the Company’s engineering business unit, and for worldwide business development. He will retain his previous position as President of Plexus Electronic Assembly, the Company’s manufacturing business unit, and continue to report to the Company’s President and Chief Executive Officer, Dean A. Foate.

•	Michael T. Verstegen is promoted to Senior Vice President, Global Market Development. This newly created position is responsible for the Company’s market-sector based business development function. Verstegen, 48, was previously Vice President, Plexus Corp. and President, Plexus Technology Group, a role that he will relinquish over the next several months. He will report to Paul L. Ehlers.

Dean Foate commented, “I’m pleased to announce the promotions of these very capable and experienced Plexus veterans. This change in Plexus’ corporate structure will improve the organizational alignment and effectiveness of our business units and our innovative, market-sector based approach to business development.”

About Plexus Corp. – The Product Realization Company
Plexus (www.plexus.com) is an award-winning participant in the Electronics Manufacturing Services (EMS) industry, providing product design, test, manufacturing and fulfillment and aftermarket solutions to branded product companies in the Wireline/Networking, Wireless Infrastructure, Medical, Industrial/Commercial and Defense/Security/Aerospace industries.

The Company’s unique Focused Factory manufacturing model and global supply chain solutions are strategically enhanced by value-added product design and engineering services. Plexus specializes in customer programs that require flexibility, scalability, technology and quality.

Plexus provides award-winning customer service to more than 150 branded product companies in North America, Europe and Asia.

For further information, please contact:
Gordon Bitter, CFO
920-722-3451 or email at gordon.bitter@plexus.com

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